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                                                                    EXHIBIT 99.1

For Information Contact:
J. Kimbrough Davis
Executive Vice President and Chief Financial Officer
(850) 671-0300
jkd@ccbg.com

News Release
For Immediate Release
November 3, 2004

Capital City Bank Group, Inc. Announces
 Trust Preferred Securities Transaction

TALLAHASSEE, Florida -- Capital City Bank Group, Inc. (NASDAQ: CCBG) announced that its newly formed Delaware trust subsidiary, CCBG Capital Trust I, completed on Monday, November 1, 2004, a private sale of $30,000,000 of Floating Rate Preferred Securities. The rate on these trust preferred securities is fixed for five years. After five years, the rate adjusts quarterly at the three-month LIBOR rate plus a specified percentage. The trust preferred securities mature on December 31, 2034 and can be called without penalty on or after December 31, 2009.

The proceeds from the sale of the trust preferred securities will be used to finance the continued growth of Capital City Bank.

The trust preferred securities issued in the transaction have not been registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

Capital City Bank Group, Inc. is a $2.4 billion financial services company headquartered in Tallahassee, Florida, providing traditional deposit and credit services, asset management, trust, mortgage banking, credit cards, data processing, and securities brokerage services. Founded in 1895, Capital City Bank has 60 banking offices, five mortgage lending offices, 77 ATMs, and 11 Bank 'N Shop locations in Florida, Georgia and Alabama. For more information about Capital City Bank Group visit us on the Web at http://www.ccbg.com.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: The matters discussed in this press release, that are not historical facts, contain forward-looking information with respect to strategic initiatives. Such forward-looking statements are based on current plans and expectations, which are subject to a number of uncertainties and risks that have been described in Capital City Bank Group's annual report on Form 10-K for the fiscal year ended December 31, 2003, and the Company's other filings with the Securities and Exchange Commission. These uncertainties and risks could cause future results to differ materially from those anticipated by such statements.
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